CERTIFICATE OF AMENDMENT
                                    TO
                           AMENDED AND RESTATED
                       CERTIFICATE OF INCORPORATION

        Uniphase Corporation, a corporation organized and existing under the laws of the State of Delaware, (the "Corporation") hereby certifies as follows:

        FIRST: That, at a meeting of the Board of Directors of the Corporation held on August 15, 1998, the Board of Directors adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the
Corporation:

                RESOLVED, that paragraph 4.1 of Article 4 of the Corporation's Amended and Restated Certificate of
        Incorporation shall be amended, subject to stockholder approval, to read in its entirety as follows:

                      "4.1.  Authorized Capital Stock.
               The Corporation is authorized to issue two classes of stock to be designated, respectively, 'Common Stock' and
               'Preferred Stock.'  The total number of
               shares which the Corporation is authorized to issue is one hundred-one million
               (101,000,000) shares.  One Hundred million
               (100,000,000) shares shall be Common
               Stock, each having a par value of
               one-tenth of one cent ($.001).  One
               million (1,000,000) shares shall be
               Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

        SECOND: That the stockholders of the Corporation have approved at the Annual Meeting of Stockholders held on November 10, 1998 said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

        THIRD: That the aforesaid amendment was duly adopted in accordance with applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Uniphase Corporation has caused this
Certificate of Amendment to Amended and Restated Certificate of
Incorporation to be signed by its President and attested to by its Secretary this 10th day of November, 1998.

                                       UNIPHASE CORPORATION



                                      By   \s\ Kevin Kalkhoven
                                          Kevin Kalkhoven
                                          President


ATTEST:



\s\ Anthony R. Muller
Anthony R. Muller
Secretary